Exhibit 99.1

News Release
For Immediate Release

OccuLogix Announces Receipt of NASDAQ Panel Decision

Toronto, ON—September 8, 2008— OccuLogix, Inc. (NASDAQ: OCCX; TSX: OC) announced today that it has received notification from the NASDAQ Listing Qualifications Panel (the Panel”) that the Panel has determined to delist the Company’s securities from The NASDAQ Capital Market, effective at the open of business on September 18, 2008.

As previously announced on August 29, 2008, OccuLogix had requested additional time from NASDAQ to regain compliance with the minimum stockholders’ equity and bid price requirements for continued listing on The NASDAQ Capital Market.  The Company’s request was based on its continuing expectation that it will satisfy these requirements following the implementation of the transactions that the Company’s stockholders are being asked to approve at the Annual and Special Meeting of Stockholders, to be held on September 30, 2008.  The Panel determined not to grant the Company’s request, citing a lack of authority under the NASDAQ Marketplace Rules to grant an extension beyond September 18, 2008.

The Company intends to request that the NASDAQ Listing and Hearing Review Council (the “Listing Council”) to review the Panel’s determination in this matter and grant the Company the time necessary to regain compliance with all applicable listing requirements, including the time to hold the Annual and Special Meeting of Stockholders on September 30, 2008.  However, there can be no assurance that the Listing Council will grant the Company’s request.

In view of the Panel’s determination, OccuLogix will also take steps to facilitate the transfer of the trading of its common stock on the Over-the-Counter Bulletin Board (the “OTCBB”), which is maintained by the Financial Industry Regulatory Authority (also known as FINRA), on or prior to September 18, 2008.  The Company plans to make a further announcement regarding the timing of any quotation of its securities on the OTCBB, when and if applicable.  In the interim and through September 17, 2008, OccuLogix’s common stock will continue to trade on The NASDAQ Capital Market.  The Panel’s determination has no impact on the Company’s listing on the Toronto Stock Exchange.

About OccuLogix, Inc.

OccuLogix (www.occulogix.com) is a healthcare company focused on ophthalmic devices for the diagnosis and treatment of age-related eye diseases.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company.  These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements.  Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION, PLEASE CONTACT:

William G. Dumencu
(905) 602-0887, ext. 3910
bill.dumencu@occulogix.com